Exhibit 99.1

	Contact:	Contact:
	Trans World Entertainment	Financial Relations Board
	John Anderson	Marilynn Meek
	Chief Financial Officer	(mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773
38 Corporate Circle
Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER RESULTS

Albany, NY, May 21, 2015 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its first quarter ended May 2, 2015. For the first quarter of 2015, the Company reported net income of $0.2 million, or $0.01 per diluted share, compared to a net loss of $0.4 million, or $0.01 per diluted share, for the same period last year.

Comparable store sales for the first quarter decreased 3.0% compared to the same quarter last year. Total sales for the quarter decreased 10.6% to $78.0 million compared to $87.2 million for the same period last year. At the end of the quarter, the Company operated 310 stores compared to 333 stores last year, a 6.9% decline.

Gross profit for the quarter was $30.8 million, or 39.5% of sales, compared to $32.8 million, or 37.6%, of sales for the same period last year. The increase in gross profit as a percentage of sales was due to increases across all of our merchandise categories.

Selling, general and administrative (“SG&A”) expenses decreased $2.7 million, or 8.4%, for the quarter to $29.2 million, or 37.4% of sales, compared to $31.9 million, or 36.5% of sales for the same period last year. The reduction in SG&A expenses was primarily due to fewer stores in operation.

Inventory was $121.6 million, or $68 per square foot, at the end of the quarter, versus $140.1 million, or $71 per square foot, at the end of the first quarter last year, a decline of 13.2%. Cash on hand at the end of the quarter was $103 million, compared to $90 million at the end of the first quarter last year.

During the First Quarter, the Company repurchased approximately 88,000 shares of common stock at an average price of $3.57 per share. Since the inception of the program, the Company has repurchased 1,662,563 shares of common stock at an average price of $3.84 per share. The Company has approximately $15.6 million available for purchase under its repurchase program.

“The quarter was highlighted by a comparable store sales increase of 18% in our emerging trend and electronics categories and a 190 basis point increase in gross margin,” commented Mike Feurer, Company CEO. “The improvement in gross margin, which was achieved through disciplined inventory control, better price management and a shift in mix to higher margin categories, helped us deliver a year over year improvement in net income. In addition, we increased our cash on hand at the end of the quarter by $13 million driven by a $19 million reduction in inventory.” Mr. Feurer added.

Trans World will host a teleconference call today, Thursday, May 21, 2015, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)
	Fiscal Quarter Ended
	May 2,	% to	May 3,	% to
	2015	Sales	2014	Sales

Net sales	$77,963		$87,216

Cost of sales	47,161	60.5%	54,439	62.4%
Gross profit	30,802	39.5%	32,777	37.6%

Selling, general and administrative expenses	29,162	37.4%	31,851	36.5%

Depreciation and amortization	964	1.2%	782	0.9%
Income from operations	676	0.9%	144	0.2%

Interest expense, net	438	0.6%	483	0.6%

Income (Loss) before income taxes	238	0.3%	(339)	-0.4%
Income tax expense	44	0.1%	47	0.1%

Net Income (Loss)	$194	0.2%	$(386)	-0.5%

Basic Income (Loss) per common share:

Basic Income (Loss) per share	$0.01		$(0.01)

Weighted average number of common shares outstanding - basic	31,208		32,089

Diluted Income (Loss) per common share:

Diluted Income (Loss) per share	$0.01		$(0.01)

Weighted average number of common shares outstanding - diluted	31,371		32,089

SELECTED BALANCE SHEET CAPTIONS:	May 2,		May 3,
(in thousands, except store data)	2015		2014

Cash and cash equivalents	$102,539		$90,088
Merchandise inventory	121,577		140,138
Fixed assets, net	18,026		14,944
Accounts payable	44,592		46,999
Borrowings under line of credit	—		—

Stores in operation	310		333
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